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                                   EXHIBIT 10.21



                          SNET2 DEVICE SUPPLY AGREEMENT

                                       FOR

                                  OPHTHALMOLOGY

                                     BETWEEN

                                    PDT, INC.

                                       AND

                              PHARMACIA & UPJOHN AB

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                   SNET2 OPHTHALMOLOGY DEVICE SUPPLY AGREEMENT

                               TABLE OF CONTENTS

ARTICLE I - DEFINITIONS                                          2

ARTICLE II- GENERAL                                              4

ARTICLE III- DEVELOPMENT AND TESTING                             5

ARTICLE IV- COMMERCIAL SUPPLY                                    7

ARTICLE V- DUTIES OF THE PARTIES                                 10

ARTICLE VI- PAYMENTS AND ACCOUNTING                              11

ARTICLE VII- REGULATORY RESPONSIBILITIES                         12

ARTICLE VIII- PATENTS                                            13

ARTICLE IX- PUBLICATIONS AND CONFIDENTIALITY                     15

ARTICLE X- WARRANTIES OF PDTI                                    16

ARTICLE XI- WARRANTIES OF P&U                                    17

ARTICLE XII- MUTUAL WARRANTIES                                   17

ARTICLE XIII- TERM & TERMINATION                                 18

ARTICLE XIV- INDEMNIFICATION                                     19

ARTICLE XV- MISCELLANEOUS                                        21

ARTICLE XVI- BINDING EFFECT: ASSIGNMENT                          25

ARTICLE XVII- RESOLUTION OF DISPUTES                             25

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                SNET2 OPHTHALMOLOGY DEVICE SUPPLY AGREEMENT

          THIS SNET2 OPHTHALMOLOGY LIGHT DEVICE SUPPLY AGREEMENT

("Agreement") entered into this 20th day of December, 1996, between PDT, Inc., with corporate offices at 7408 Hollister Avenue, Santa Barbara, California 93117 (hereinafter referred to as "PDTI") and Pharmacia & Upjohn AB, a company organized and existing under the laws of Sweden, with head offices at Lindhagensgatan 133, S-112 87 Stockholm, Sweden (hereinafter referred to as "P&U").

     WHEREAS, PDTI is a pharmaceutical and medical device company which, using its proprietary technology and know-how, has developed and will continue to develop, on its own or in collaboration with third party vendors, photoreactive drugs and related light devices for use in photodynamic therapy;

     WHEREAS, P&U is a pharmaceutical company doing research, development and marketing of pharmaceutical products;

     WHEREAS, PDTI and Pharmacia & Upjohn S.p.A. have signed a Development and License Agreement, dated July 1, 1995, as amended (hereinafter "License Agreement"), wherein PDTI licensed to P&U one of PDTI's proprietary drug products for use in photodynamic therapy;

     WHEREAS, Pharmacia & Upjohn S.p.A. has sublicensed its license rights in the Field of Ophthalmology to its affiliate, P&U, whereby, in respect to such Field, such affiliate shall make all royalty and other payments, exercise all rights and perform all obligations directly to PDTI;

     WHEREAS, PDTI already has one or more collaborative arrangements with other companies for the development, manufacturing, and/or distribution of devices for Photodynamic Therapy and will continue to seek additional such arrangements in the future;

     WHEREAS, PDTI and P&U wish to enter into an agreement for the supply of light devices in support of the License Agreement.

     NOW, THEREFORE, in consideration of the above premises and the covenants exchanged herein, the parties agree as follows:

                         ARTICLE I - DEFINITIONS

     1.01 ACT. The term "Act" shall mean the Food, Drug & Cosmetic Act (21 U.S.C. Section 301, et seq.), as such shall be amended from time to time, and regulations promulgated thereunder.

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     1.02 AFFILIATE. The term "Affiliate" shall mean, with respect to any specified party, any company that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the party specified. For purposes of this definition, "Control," including with correlative meanings, the terms "controlled by" and "under common control with," means ownership, directly or indirectly, of more than fifty percent (50%) of the equity capital having the right to vote for election of directors (or in the case of an entity other than a corporation, the equivalent management authority).

     1.03 CLINICAL TESTS. The term "Clinical Tests" shall mean any tests performed on humans in preparation and support of regulatory submissions.

     1.04 EFFECTIVE DATE. The "Effective Date" of this Agreement shall be the date first written hereinabove.

     1.05 FDA. The term "FDA" shall mean the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for testing or marketing of human pharmaceutical, biological, medical or medical device products in the United States (or, where appropriate, the equivalent governmental authority in any other country).

     1.06 FIELD. The term "Field" shall mean any application for Photodynamic Therapy in Ophthalmology.

     1.07 GCP. The term "GCP" shall mean the applicable current good clinical practices promulgated from time to time by the FDA in accordance with the Act, and which may be amended from time to time (or the equivalent in any other country).

     1.08 GLP. The term "GLP" shall mean the applicable current good laboratory practices promulgated from time to time by the FDA in accordance with the Act, and which may be amended from time to time (or the equivalent in any other country).

     1.09 GMP. The term "GMP" shall mean the applicable current good manufacturing practices promulgated from time to time by the FDA in accordance with the Act, and which may be amended from time to time (or the equivalent in any other country).

     1.10 IDE. The term "IDE" shall mean an "investigational device exemption" application or any other application submitted to the FDA for the purpose of conducting Clinical Tests of a device, and any supplement or abbreviated application thereof (or the equivalent in any other country).

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     1.11 IND. The term "IND" shall mean an "investigational new drug"
application or any other application submitted to the FDA in accordance with the Act for the purpose of conducting Clinical Tests of a drug, and any supplement or abbreviated application thereof (or the equivalent in any other country).

     1.12 KNOW-HOW. The term "Know-How" shall mean all inventions (whether or not patentable), trade secrets, technical and other information and data, including, without limitation, apparatus; compositions; processes; controls; systems (including QA systems) and procedures; reports; operating, test and performance data; and process, mechanical, material and product specifications.

     1.13 NDA. The term "NDA" shall mean a New Drug Application or other premarket approval application for a Photodynamic Therapy drug, (and, in countries requiring a single application, SnET2 Light Devices) and any supplement or abbreviated application relating thereto, submitted to the FDA (or the equivalent in any other country).

     1.14 PATENTS. The term "Patents" shall mean all United States and foreign patents, including improvement patents, patents of addition, patents of importation, certificates of invention, utility model and design patents, method patents, and all reissues, renewals and extensions thereof; and all United States and foreign patent applications, including original, divisional, continuation and continuation-in-part applications pending before any patent office.

     1.15 PDTI TECHNOLOGY. The term "PDTI Technology" shall mean all Patents and Know-How owned or licensed by PDTI or any of its Affiliates, including any Patents or Know-How licensed by PDTI from a third party.

     1.16 PHOTODYNAMIC THERAPY. The term "Photodynamic Therapy" shall mean the technique of diagnosis and/or treatment of abnormal or normal biological or medical conditions, either in-vivo or ex-vivo, through the use of drugs activated by any type of electromagnetic radiation or magnetic field.

     1.17 PMA. The term "PMA" shall mean a Pre-Market Approval Application, 510(k) Application or any other application for regulatory approval of SnET2 Light Devices, and any supplement or abbreviated application relating thereto, submitted to the FDA (or the equivalent in any other country).

     1.18 PRECLINICAL TESTS. The term "Preclinical Tests" shall mean any nonhuman tests performed in preparation and support of a regulatory submission or product development.

     1.19 SNET2. The term "SnET2" shall mean pharmaceutical products for Photodynamic Therapy

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containing the drug designated by PDT as tin ethyl etiopurpurin as licensed by
PDTI to P&U under the terms of the License Agreement.

     1.20 SNET2 LIGHT DEVICES. The term "SnET2 Light Devices" shall mean the instruments developed, manufactured, or licensed by PDTI (by itself or in collaboration with a third party) that produce, deliver or measure light for use with SnET2 in Photodynamic Therapy in the Field, including but not limited to light sources, light delivery devices, light dosimetry devices and light device.

                            ARTICLE II - GENERAL

2.01 ACCESS TO SNET2 DEVICES.

     The parties mutually acknowledge that an essential feature of the development of SnET2 for marketing by P&U under the License Agreement, is access by P&U to SnET2 Light Devices. PDTI agrees that it shall undertake all necessary action, including collaborating with third parties, to enable P&U to access high quality and competitively priced SnET2 Light Devices and to insure that P&U has continued access to SnET2 Light Devices during the term of the License Agreement.

2.02 APPOINTMENT OF P&U AS DISTRIBUTOR.

     Unless otherwise agreed to in writing by the parties and subject to the terms of this Agreement, PDTI hereby appoints P&U as worldwide distributor of SnET2 Light Devices for use in the Field. P&U's rights to distribute and sell SnET2 Light Devices shall be exclusive, except that, after due consultation with P&U, PDTI may, from time to time, grant co-exclusive rights to one or more third parties to manufacture and distribute particular SnET2 Light Devices which were co-developed with PDTI (a "Light Device Provider"). Moreover, PDTI may appoint from time to time a Light Device Provider to act as the exclusive distributor of such a co-developed SnET2 Light Device, subject to P&U's approval, which shall not be withheld unreasonably. P&U hereby consents to the grant of exclusive distributions rights of a SnET2 Light Device to Iridex Corporation. The terms of any agreement with a Light Device Provider shall not be inconsistent with the terms of this Agreement.

2.03           RIGHT TO APPOINT SUBDISTRIBUTORS.

     P&U may appoint one or more third parties to subdistribute SnET2 Light Devices (other than devices to be distributed by the Light Device Provider), provided, however, (i) P&U must notify PDTI,

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in writing, of any such subdistributor at least thirty (30) days in advance;
(ii) P&U remains responsible to PDTI for all contractual obligations of the subdistributor including, but not limited to, keeping of records, reporting of sales and payment of invoices, and (iii) any subdistributor agrees to be bound by the terms of this Agreement to the extent agreed to by P&U.

2.04 OWNERSHIP OF SNET2 LIGHT DEVICES & PDTI TECHNOLOGY.

     PDTI shall retain the entire right, title and interest in all SnET2 Light Devices and PDTI Technology, and nothing in this Agreement shall give P&U any ownership rights in or to any SnET2 Light Devices or PDTI Technology.

                       ARTICLE III - DEVELOPMENT AND TESTING

3.01 DEVELOPMENT AND TESTING OF SNET2 LIGHT DEVICES.

     Further research and development and Preclinical and Clinical Tests of SnET2 Light Devices shall be conducted and funded as provided for in the License Agreement. PDTI and P&U shall share equally (after taking into account any costs shared with a Light Device Provider) the costs of SnET2 Light Devices required to conduct Clinical Tests. Such costs shall not include any profit or corporate overhead allocations.

3.02 REGULATORY SUBMISSION.

     PDTI shall be responsible for preparing and filing in its own name any IDE or IND which may be necessary for conducting Clinical Tests of SnET2 Light Devices. PDTI shall be responsible for preparing and submitting PMAs or other regulatory submissions for SnET2 Light Devices;, except in those countries where PMAs are not independent from an NDA for SnET2, in which case P&U shall have primary responsibility for the submission. All regulatory submissions for SnET2 Light Devices shall be filed in the name of, and shall remain the sole and exclusive property of PDTI, except in such countries which require that regulatory approvals be held by the distributor in such country. Each party shall provide the other with copies of all regulatory submissions. If any information is submitted to the FDA directly by the Light Device Provider or other third party, P&U shall be granted rights of reference or other rights to such submissions adequate for it to comply with all regulatory requirements. P&U shall be responsible for, and PDTI shall cooperate with, securing government or private price approvals and

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reimbursement qualifications in preparation for product launch of SnET2 Light
Devices (other than SnET2 Light Sources).

                       ARTICLE IV - COMMERCIAL SUPPLY

4.01 MANUFACTURE OF SNET2 LIGHT DEVICES.

     PDTI shall have the exclusive right to manufacture or have manufactured SnET2 Light Devices. If PDTI determines, after due consultation with P&U, not to manufacture or have manufactured a certain SnET2 Light Device, PDTI hereby agrees to transfer to P&U the non-exclusive right to manufacture or have manufactured that SnET2 Light Device on its own and for its own behalf. In such an event, PDTI shall continue to supply the SnET2 Light Device to P&U for a period of twelve (12) months or until P&U determines it is able to supply the SnET2 Light Device, whichever is sooner. Unless mutually agreed to in writing by the parties, in the event PDTI cannot supply, or have supplied by one or more third parties, any quantity of a certain SnET2 Light Device to P&U for a period of three (3) months or longer, beyond the shipping date of any order, P&U shall immediately have the right under PDTI Technology to manufacture, or have manufactured by one or more third parties or by P&U itself the SnET2 Light Device, and PDTI shall have no further obligation related to that SnET2 Light Device under this Agreement.

4.02 SNET2 LIGHT DEVICES.

     Except for SnET2 Light Devices distributed directly by a Light Device Provider, P&U shall purchase all of its requirements of SnET2 Light Devices for commercial distribution from PDTI. PDTI shall sell such SnET2 Light Devices to P&U at transfer prices as described in Schedule 4.02 hereto, or at such other transfer prices as the parties may subsequently agree to in writing.

4.03 LABELING OF SNET2 LIGHT DEVICES.

     All SnET2 Light Devices, whether sold by P&U or a Light Device Provider, shall be labelled as follows: (a) each SnET2 Light Device shall contain, in addition to any trademark of PDTI or a Light Device Provider, such trademark as P&U shall designate, which shall be consistent with the trademark it

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uses for SnET2; and (b) each SnET2 Light Device shall be identified as for use only with SnET2.

4.04 INITIAL FORECAST REQUIREMENTS.

     At least six (6) months prior to any anticipated FDA approval of SnET2 Light Devices, P&U shall provide to PDTI a written forecast of its requirements for SnET2 Light Devices for the period extending from that forecast date through the first full quarter following such FDA approval. This is the "Initial Forecast" for SnET2 Light Device requirements. The SnET2 Light Devices shown in the Initial Forecast shall be considered a firm purchase order by P&U.

4.05 ORDER FORECASTS.

     Each quarter, beginning at FDA approval of any SnET2 Light Device, P&U shall provide to PDTI written forecasts of P&U's quarterly requirements for SnET2 Light Devices for the next twelve (12) month period ("Rolling Forecast"). Such Rolling Forecasts shall be for the purpose of assisting PDTI in its planning. In each quarter, unless otherwise agreed to by PDTI, (i) P&U shall be obligated to purchase at least seventy-five percent (75%) of P&U's most recent forecast for any SnET2 Light Device for that quarter and (ii) PDTI shall not be obligated to supply more than one hundred twenty-five percent (125%) of P&U's most recent forecast for any SnET2 Light Device for that quarter.

4.06 PURCHASE ORDERS AND SHIPMENT.

     P&U shall order all of its requirements of SnET2 Light Devices from PDTI by submitting written, non-cancelable purchase orders to PDTI identifying the quantity, type and model numbers of SnET2 Light Device(s) ordered, shipping instructions including the common carrier to be used and the place to which the goods should be delivered, and the requested delivery date. No later than ten
(10) business days after receipt of the purchase order, PDTI shall provide P&U with the shipping date. SnET2 Light Devices shall be shipped in the manner and to the location specified by P&U.

4.07  MARKETING AND SALE OF SNET2 LIGHT DEVICES.

     (a) The parties acknowledge that the marketing, distribution and servicing of SnET2 Light Devices is critical to P&U efforts to exploit SnET2 and Photodynamic Therapy. The parties also recognize that it is not possible at this time to determine some of the specific procedures required to best serve the market. Further information is required about the clinical uses of SnET2 and SnET2 Light Devices and further discussions are required among the parties and each Light Device Provider. The

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parties agree to continue to discuss these arrangements and to implement such terms as may be commercially reasonably to exploit Photodynamic Therapy on a worldwide basis. The terms set forth below in paragraph (b) below shall provide a basis for such discussions and, until such time as the parties and Light Device Providers agree upon more specific marketing arrangements, the terms set forth in paragraph (b) below shall govern the marketing and distribution of SnET2 Light Devices.

     (b) SnET2 Light Devices shall be marketed and sold as follows: (1) P&U shall have primary responsibility for the marketing of the SnET2 Light Devices, which shall be marketed and promoted in connection with SnET2; (2) Light Device Provider shall sell, supply, and service SnET2 Light Devices for which it has exclusive distribution rights, and shall provide required user education, training and technical support; (3) P&U shall sell and supply all other SnET2 Light Devices and, with the assistance of PDTI, provide user education, training and technical support; and (4) PDTI shall provide all necessary product service (as agreed to with P&U) set forth under the terms of PDTI's product warranties and service contracts covering SnET2 Light Devices. PDTI shall cause the Light Device Provider to coordinate marketing, education, training and sales (including exchange of market plans and referral of sales leads) with P&U, and to maintain adequate distribution and service capabilities in each market region.

     (c) PDTI shall cause each Light Device Provider to provide high quality and competitively priced SnET2 Light Devices and to meet the market demand for such devices. The price and other supply terms of SnET2 Devices shall be established to facilitate the use of Photodynamic Therapy and the marketing of SnET2. Following the submission of the first NDA and PMA:

               (i) The parties and each Light Device Provider shall discuss and agree upon an initial marketing plan, which shall reflect the foregoing allocation of responsibilities; and

               (ii) P&U and each Light Device Provider having exclusive rights to any SnET2 Light Device shall discuss the planned distribution of such SnET2 Light Devices in each country. Such Light Device Provider shall give due consideration to using P&U as its distributor in any country in which it would otherwise distribute through third parties.

4.08 OWNERSHIP OF TRADEMARKS

     Nothing in this Agreement shall give P&U any ownership rights in or to any trademarks, logos and/or trade dress registered by PDTI for use in connection with SnET2 Light Devices.

                        ARTICLE V - DUTIES OF THE PARTIES

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5.01 EXCLUSIVE.

     During the term of this Agreement, unless otherwise agreed to in writing by the parties and except as provided in Section 4.01, P&U, including its Affiliates and sublicensees, (i) shall not, either directly or indirectly, develop or manufacture SnET2 Light Devices; (ii) shall not, either directly or indirectly, purchase SnET2 Light Devices from any third party (other than Light Device Provider, if agreed to for any country); and (iii) shall not, either directly or indirectly, distribute or sell SnET2 Light Devices for use with any Photodynamic Therapy drug other than SnET2.

5.02 ACCESS TO INFORMATION.

     PDTI and P&U agree to provide each other with access to information or data relating to SnET2 Light Devices or SnET2 which the other may need for regulatory submissions or compliance, clinical studies, marketing or otherwise to perform its obligations or exploit its rights hereunder, subject to the confidentiality provisions set forth in Section 9.02. PDTI shall cause the Light Device Provider to provide P&U access to the same information and data, and P&U agrees to provide Light Device Provider the same rights of access in respect to SnET2.

5.03 AUTHORIZATION.

     PDTI and P&U each warrant that it has the legal capacity to enter into this Agreement and that it has secured all necessary approvals.

                    ARTICLE VI - PAYMENTS AND ACCOUNTING

6.01 PAYMENT OF INVOICES.

     Unless otherwise agreed to in writing by the parties, PDTI shall submit invoices to P&U upon shipment of SnET2 Light Devices. PDTI shall submit invoices for costs of SnET2 Light Devices for Clinical Tests, on a monthly basis. P&U shall pay all invoices, plus applicable taxes or freight and other transportation charges stated thereon, within sixty (60) days after date of invoice.

6.02 PAYMENT OF MONIES.

     All payments made pursuant to this Agreement shall be paid in U.S. dollars.

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6.03 LATE PAYMENTS.

     In the event any payment due pursuant to this Agreement is not paid within the time specified, in addition to remitting the amount of the payment as required by this Agreement, the late paying party shall pay the other party interest on such amount at the prime rate per annum (as published daily in The Wall Street Journal); such interest being payable on demand together with all costs incurred by the collecting party to collect the amounts due hereunder, including, but not limited to, reasonable attorney fees and disbursements.

6.04 BOOKS AND RECORDS.

     PDTI and P&U shall keep, and shall cause its Affiliates and sublicensees to keep, full, true and accurate books of accounts and other records, for a period of five (5) years, containing sufficient detail as may be necessary for the other party to properly ascertain and verify the costs and royalties payable to it hereunder in accordance with generally accepted accounting principles. Upon either PDTI's or P&U's request, the other party shall permit an independent certified accountant selected by the requesting party (except one to whom the other has reasonable objection) to have access once each year during ordinary business hours to such records as may be necessary to determine the correctness of any report and payment made under this Agreement.

                    ARTICLE VII - REGULATORY RESPONSIBILITIES

7.01 COMPLIANCE WITH APPLICABLE LAW.

     In exercising the rights, and in carrying out the duties and obligations set forth in this Agreement, each party represents and warrants that it shall comply with all applicable state, federal and country laws or rules. Each party further represents and warrants that it shall comply to the extent of its duties hereunder with all applicable state, federal or other rules and regulations governing the manufacture, records, distribution, promotion, marketing and sale of SnET2 Light Devices and that it shall specifically comply with GCPs, GLPs, GMPs or other equivalent regulatory requirements of any country.

7.02 PACKAGING & LABELING.

     All SnET2 Light Devices manufactured or supplied by PDTI hereunder shall be packaged and

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labeled in accordance with all applicable state, federal, or other governmental rules and regulations.

7.03 NOTIFICATION OF FDA ACTION.

     PDTI and P&U shall promptly notify each other of, and shall provide copies of, any correspondence and other documentation received or prepared in connection with any FDA action or significant notification regarding SnET2 Light Devices.

7.04 PRODUCT COMPLAINT FILES.

     PDTI and P&U shall each maintain complaint files in accordance with GMP regulations. Following first clinical use, PDTI and P&U shall promptly provide to the other copies of significant complaints received with respect to SnEiT2 Light Devices which may impact the other party's performance under this Agreement. Each party shall comply with its reporting obligations, and the holder of the PMA shall be responsible for compliance with reporting obligations to the FDA. PDTI shall cause the Light Device Provider to provide P&U with copies of and access to the same information referred to in Sections 7.03 and 7.04, and P&U agrees to provide Light Device Provider with the same access rights in respect to SnET2.

7.05 RECALLS.

     In the event of a total or partial recall of a SnET2 Light Device, whether voluntary or mandated by law, PDTI and P&U agree to cooperate fully with each other to effect such recall. PDTI and Light Device Provider shall bear the expenses associated with any recall, except to the extent a recall results from the gross negligence or willful misconduct of P&U.

                              ARTICLE VIII- PATENTS

8.01 PATENTS.

     PDTI shall, at its own discretion, prepare, prosecute and maintain any and all Patents claiming inventions by employees or consultants of PDTI which embody or relate to SnET2 Light Devices in its own name and for its own benefit. PDTI shall be responsible for all costs thereof.

8.02 PATENT INFRINGEMENT BY THIRD PARTIES.

     If, during the term of this Agreement, either PDTI or P&U shall acquire knowledge or have reasonable cause to believe that any patent rights covering SnET2 Light Devices shall be infringed or used without authorization by any third party, either PDTI or P&U shall promptly notify the other of such knowledge. PDTI and P&U shall promptly meet to discuss the commercial impact of such third party infringement and shall mutually agree as to the manner in which to proceed against said third party, and the level of involvement of PDTI and P&U in such action.

8.03 INITIATION OF ACTION BY PDTI OR P&U.

     PDTI may take all steps in its name which are necessary or advisable including, without limitation, the institution of any action or proceeding for the obtaining of damages or the enjoinment of any such infringement and to prosecute, settle, compromise or otherwise dispose of the same. PDTI shall be entitled to the full recovery of any money or other property collected by way of judgment, settlement (whether prior to or after the institution of any action or proceeding) or otherwise on any action initiated by PDTI. If PDTI does not commence such action within one hundred eighty (180) days, after a written request to do so by P&U, then P&U may initiate an action or proceeding for the obtaining of damages or the enjoinment of any such infringement and to prosecute, settle, compromise or otherwise dispose of the same. P&U shall be entitled to the full recovery of any money or other property collected by way of judgment, settlement (whether prior to or after the institution of any action or proceeding) or otherwise on any action initiated by P&U. Each party agrees to reasonably cooperate with the other party in any legal proceeding and to pay all its own costs taken pursuant to this Section 8.03.

8.04 CLAIMS AGAINST PDTI OR P&U.

     If any claim is made or action brought against PDTI or P&U based on the claim that PDTI or P&U (or any customer or user of a SnET2 Light Source) is infringing any third party patent rights by virtue of the manufacture, use or sale of SnET2 Light Devices, PDTI or P&U shall promptly so notify the other. The parties shall then consult with each other as to the course of action to take relative to such third party claim. PDTI agrees, and shall cause Light Device Provider, to indemnify, protect and defend P&U (its Affiliates, sublicensees, and customers) and hold P&U (its Affiliates, sublicensees, and customers) harmless from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys' fees, brought or claimed by any third party which alleges that any SnET2 Light
Device infringes any patent or other intellectual property rights of such third party. Notwithstanding the foregoing sentence, each party shall, and PDTI shall cause each Light Device Provider to, indemnify each other (and their respective Affiliates, sublicensees, and customers) from claims of third parties that the indemnifying party's trademarks infringe the rights of such third party.

                  ARTICLE IX - PUBLICATIONS AND CONFIDENTIALITY

9.01 PUBLICATION.

     At least thirty (30) days prior to the time P&U or PDTI submits any data or articles related to SnET2 Light Devices in the Field for publication or presentation, the proposed publication or presentation must be sent to the other party for review and approval. If the other party so decides, such publication or presentation can be delayed as long as reasonably necessary to preserve U.S. or foreign patent or other property rights. Such approval shall not be unreasonably withheld. If no response is received with 30 days from receipt, such approval shall be deemed to have been given.

9.02 CONFIDENTIAL INFORMATION.

     Unless otherwise mutually agreed to by the parties, the parties agree to maintain in confidence information relating to SnET2 Light Devices (including without limitation, information developed in Preclinical Tests and Clinical Tests), PDTI Technology and licenses, patents, patent applications, technology or processes and business plans of the other parties (or of the Light Device Provider), including, without limitation, information designated as confidential in writing from one party to another (all of the foregoing hereinafter referred to as "Confidential Information"), disclosed to the other and shall not, during the term of this Agreement and for a period of five (5) years thereafter, use such Confidential Information, except as permitted by this Agreement, or disclose the same to anyone other than those of its officers, directors, employees, Affiliates and Sublicensees as are necessary in connection with either parties' activities as contemplated in this Agreement. PDTI shall cause the Light Device Provider to be bound to P&U to hold its Confidential Information under the same obligations.

9.03 LIMITATION ON CONFIDENTIALITY.

     The obligation of confidentiality in Section 9.02 shall not apply to the extent that (i) a party is required to disclose information by applicable law, such as pursuant to Securities and Exchange Commission rules and regulations, or by order of a governmental agency or a court of competent jurisdiction; (ii) a party can demonstrate that the disclosed information was, at the time of disclosure, already in the public domain other than as a result of actions or failure to act of a party, its officers, directors, employees, and Affiliates and Sublicensees in violation hereof; (iii) the disclosed information was rightfully known by a party or its Affiliates or Sublicensees (as shown by its written records) prior to the date of disclosure to the other party in connection with this Agreement; or (iv) the disclosed information was received by a party or its Affiliates or Sublicensees on an unrestricted basis from a third party which is not the other party or an Affiliate of the other party and not under a duty of confidentiality, and which was rightfully known to said source.

                          ARTICLE X - WARRANTIES OF PDTI

10.01 WARRANTY.

     PDTI represents and warrants that SnET2 Light Devices, at the time of shipment to P&U shall not be SnET2 Light Devices that have been misbranded or adulterated within the meaning of the Act, or of any applicable state or local law. PDTI further represents and warrants that SnET2 Light Devices sold to P&U hereunder shall have been manufactured, packaged, labeled, stored and shipped in conformity with all applicable GMP requirements.

10.02 NO OTHER PRODUCT WARRANTIES.

     Except as expressly provided for in this Article X, PDTI makes no representations or warranties of any nature whatsoever with respect to SnET2 Light Devices, and ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY PDTI AND ITS AFFILIATES.

                          ARTICLE XI - WARRANTIES OF P&U

11.01 WARRANTY.

     P&U represents and warrants that SnET2 Light Devices sold by P&U shall not, as a result of acts by P&U, be misbranded or adulterated within the meaning of the Act or of any applicable state or local law. P&U represents and warrants that SnET2 Light Devices shall be distributed in conformity with all applicable GMP requirements. P&U further represents and warrants that it shall promote, market and sell SnET2 Light Devices in accordance with applicable FDA, state and local regulations and in accordance with the NDA or PMA.

11.02 REASONABLE COMMERCIAL EFFORTS.

     P&U represents and warrants that it shall use reasonable commercial efforts to promote, market and sell SnET2 Light Devices supplied to it hereunder.

11.03 NO OTHER PRODUCT WARRANTIES.

     Except as expressly provided for in this Article XI, P&U makes no representations or warranties of any nature whatsoever with respect to the SnET2 Light Devices, and ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY P&U AND ITS AFFILIATES.

                         ARTICLE XII - MUTUAL WARRANTIES

12.01 RIGHT, POWER AND AUTHORITY TO EXECUTE.

     Each party hereby represents and warrants to the other parties that it has full right, power and authority to enter into this Agreement and that the Agreement has been duly authorized by all necessary actions of its directors and shareholders and constitutes a valid and binding obligation.

12.02 CORPORATE GOOD STANDING.

     Each party represents and warrants to the other parties that it is a corporation duly organized and validly existing and in good standing under the laws of its respective jurisdiction of incorporation and that no consent of any third party is or shall be required in addition as to the validity of this Agreement.

12.03 DURATION OF REPRESENTATIONS AND WARRANTIES.

     Each party represents and warrants to the other parties that the representations and warranties set forth in Article XII shall be true as of the Effective Date of this Agreement.

                        ARTICLE XIII- TERM & TERMINATION

13.01 TERM OF AGREEMENT.

     This Agreement shall be effective as of the date first set forth hereinabove ("Effective Date"), and shall continue in full force and effect for as long as the License Agreement, dated July 1, 1995, as amended, between PDT, Inc. and Pharmacia & Upjohn S.p.A. shall remain in full force and effect.

13.02 TERMINATION FOR MATERIAL BREACH.

     Either party may terminate this Agreement in the event of a material breach by another, provided that the party asserting such breach first serves written notice of the alleged material breach on the offending party and such alleged breach is not cured within sixty (60) days of said notice. If such material breach cannot be cured within said period, the cure period will be extended ninety (90) days if the offending party has commenced to cure the material breach in a diligent fashion within the sixty (60) day period.

13.03 TERMINATION FOR INSOLVENCY.

     In the event that either party becomes insolvent or shall suspend its business or shall file a voluntary petition or any answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of all or a substantial part of its property (such party, upon the occurrence of any such event, a "Bankrupt Party"), then to the extent permitted by the law another party hereto may thereafter immediately terminate this Agreement by giving written notice of termination to the Bankrupt Party, unless the proceeding is dismissed within ninety (90) days of its filing.

13.04 TERMINATION OF LIGHT DEVICE PROVIDER RIGHTS.

     Upon termination of the rights of a Light Device Provider to distribute the SnET2 Light Sources in any country, P&U shall have the option to require PDTI to transfer, at no cost to P&U, all such rights, including all PMA's and other regulatory approvals, to P&U.

13.05 EFFECT OF EXPIRATION OR TERMINATION.

     Expiration or earlier termination of this Agreement shall not extinguish rights or obligations previously accrued or vested. The following sections shall survive any expiration or termination of this Agreement: 2.04, Article VII, 8.04, Articles IX through XI, Article XIV and 15.09.

                        ARTICLE XIV - INDEMNIFICATION

14.01 PDTI INDEMNITY.

     PDTI agrees, and shall cause Light Device Provider, to indemnify, protect and defend P&U (its Affiliates, sublicensees, and customers) and hold P&U (its Affiliates, sublicensees, and customers) harmless from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys' fees, brought or claimed by any third party which (i) arise as the result of PDTI's or Light Device Provider's breach of this Agreement or of any warranty or representation made by PDTI under this Agreement; or, (ii) which result from any claim in connection with defective SnET2 Light Devices. Upon the filing of any such legal claim or lawsuit against P&U, P&U shall promptly notify PDTI, in writing, of any such claim and PDTI shall, at its expense, with attorneys reasonably acceptable to P&U, handle, defend and control such claim or lawsuit.

14.02 P&U INDEMNITY.

     P&U agrees to indemnify, protect, and defend PDTI (its Affiliates, sublicensees, and customers) and hold PDTI (its Affiliates, sublicensees, and customers) harmless from and against any claims, damages, liabilities, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys' fees, brought or claimed by any third party, which (i) arise out of P&U's breach of this Agreement or of any warranty or representation made by P&U under this Agreement; or, (ii) result from the negligent acts or willful malfeasance on the part of P&U or its employees or agents, in connection with P&U's sale, marketing or distribution of SnET2 Light Devices. Upon the filing of any such legal claim or lawsuit against PDTI. PDTI shall promptly notify P&U, in writing, of any such claim P&U shall, at its expense, with attorneys reasonably acceptable to PDTI, handle, defend, and control such claim or lawsuit. P&U shall extend the foregoing indemnity obligation to Light Device Providers (and their Affiliates, sublicensees, and customers) so long as each such Light Device Provider is expressly bound to P&U to the same extent.

14.03 NOTICE OF DEFENSE OF ACTIONS.

     Each party shall give the other prompt notice of any potential liability, and promptly after receipt by a party claiming indemnification under this
Article XIV, of notice of the commencement of any action, such indemnified party shall notify the indemnifying party of the commencement of the action and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such action with counsel of its choosing. An indemnifying party shall not have the right to direct the defense in such an action of an indemnified party if counsel to such indemnified party has reasonably concluded that there may be defenses available to it that are different from or additional to those available to the indemnifying party; provided, however, that in such event, the indemnifying party shall bear the fees and expenses of separate counsel reasonably satisfactory to the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Article XIV. No settlement of any claim or action may be made without the consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

                           ARTICLE XV - MISCELLANEOUS

15.01 FORCE MAJEURE.

     No party to this Agreement shall be liable to another party for any loss, injury, delay, damage or other casualty suffered or incurred by such other party due to strikes, lockouts, accidents, fire, delays in transportation or delivery of material, embargoes, inability to ship, explosions, floods, war, governmental action or any other cause similar thereto which is beyond the reasonable control of such other party and any failure or delay by a party in the performance of any of its obligations under this Agreement shall not be considered as a breach of this Agreement due to, but only so long as there exists, one or more of the foregoing causes.

15.02 RELATIONSHIP.

     This Agreement shall not be construed to create between the parties hereto or their respective successors or permitted assignees the relationship of principal and agent, joint ventures, co-partners or any other similar relationship, the existence of which is hereby expressly denied by each party. The parties shall not be liable to any third party in any way for engagement, obligation, contract, representation or transaction or for any negligent act or omission to act of the other except as expressly provided.

15.03 GOVERNING LAW.

     The provisions of this Agreement shall be governed in all respects by the laws of the State of New York, without regard to its conflicts of laws rules.

15.04 NOTICE.

     All notices, proposals, submissions, offers, approvals, agreements, elections, consents acceptances, waivers, reports, plans, requests, instructions and other communications required or permitted to be made or given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing, and shall be deemed to have been duly made or given when:
a) delivered personally with receipt acknowledged; b) sent by registered or certified mail or equivalent, return receipt requested, or c) sent by facsimile (which shall promptly be confirmed by a writing sent by registered or certified mail or equivalent, return receipt requested), or d) sent by recognized overnight courier for delivery within twenty-four (24) hours, in each case addressed or sent to the parties at the following addresses and facsimile numbers or to such other or additional address or facsimile as any party shall hereafter specify by Communication to the other parties:

     PDTI:               PDT, Inc.
                         7408 Hollister Avenue
                         Santa Barbara, CA 93117
                         U.S.A.
                         Attn: President
                         Fax # 805-685-2959

     With a copy to:     Bryan Cave LLP
                         One Metropolitan Square
                         211 No. Broadway, Suite 3600

                         St. Louis, MO 63102-2750
                         U.S.A.
                         Attn: James A. Kearns III or James L. Nouss, Jr. Fax # 314-259-2020


     P&U:                Pharmacia & Upjohn AB
                         Lindhagensgatan 133
                         S-112 87 Stockholm,
                         Sweden
                         Attn: President,
                         Fax # 46 8 618 2668

     With a copy to:     Pharmacia & Upjohn AB
                         Lindhagensgatan 133
                         S-112 87 Stockholm, Sweden
                         Attn: General Counsel
                         Fax # 46 8 695 4708

     Notice of change of address shall be deemed given when actually received, all other Communications shall be deemed to have been given, received and dated on the earlier of: (i) when actually received, or on the date when delivered personally; (ii) one (1) day after being sent by facsimile (each promptly confirmed by a writing as aforesaid) or overnight courier or four (4) business days after mailing.

15.05 LEGAL CONSTRUCTION.

     In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

15.06 ENTIRE AGREEMENT MODIFICATIONS, CONSENTS, WAIVERS.

     This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Each party hereto may, by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party to be performed or complied with.
The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

15.07 SECTION HEADINGS: CONSTRUCTION.

     The section headings and titles contained herein are each for reference only and shall not be deemed to affect the meaning or interpretation of this Agreement. The words "hereby", "herein", "hereinabove", "hereinafter", "hereof" and "hereunder", when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, the conjunctive shall include the disjunctive and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

15.08 EXECUTION COUNTERPARTS.

     This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

15.09 LIGHT SOURCE PROVIDER CONTRACT RIGHTS.

     To assure compliance with the terms of this Agreement, PDTI shall provide P&U copies of all contracts with Light Device Providers (confidential financial information may be redacted). Any rights hereunder which extend to a Light Device Provider (including the rights set forth in Sections 4.03, 4.07, 5.02, 7.03, 7.04, 7.05, 8.04, 9.02, 13.04 and 14.01) shall apply only to the extent such Light Device Provider reciprocates and extends the equivalent rights to P&U.

                     ARTICLE XVI- BINDING EFFECT: ASSIGNMENT

16.01 EXECUTION COUNTERPARTS.

     This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. Neither this Agreement, nor any of the rights and obligations under this Agreement, may be assigned, transferred or otherwise disposed of by either party without the prior consent of the other party, unless such assignment, transfer or disposition is to a successor to substantially all the business or assets of the transferor; provided that such successor shall in any event agree in writing with the other party to assume all obligations of the transferor under this Agreement in a manner satisfactory to the other party. Subject to the foregoing limitations, the Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

16.02 RIGHT TO SEEK ASSURANCE.

     In the event all or substantially all of the assets of either P&U or PDTI are acquired by a third party, the non-acquired party shall have the right pursuant to Section 16.01 to receive a written assurance from such third party that the third party intends to faithfully perform all of the duties and obligations of the acquired party set forth in this Agreement. The acquired party shall take all action necessary to enable the non-acquired party to obtain such written assurance.

                        ARTICLE XVII- RESOLUTION OF DISPUTES

17.01 RESOLUTIONS.

     Any and all disputes arising out of or in connection with the performance or nonperformance of this Agreement shall be negotiated in good faith by the Presidents of PDTI and P&U, or their designees, to achieve a reasonable resolution of such issue. If such matters cannot be resolved, then they shall be submitted to arbitration in accordance with Section 17.02 hereof.

17.02 ARBITRATION.

     Any and all disputes arising out of or in connection with the negotiation, execution, or interpretation of this agreement shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association before one (1) arbitrator. The arbitration will be held in New York,

New York, on continuous business days. The award rendered shall be final and binding upon the parties. Judgment on any award may be entered in any court having jurisdiction over the parties or their assets. Notwithstanding anything to the contrary contained in this paragraph, or to the extent any claims relate to the validity, construction, scope, enforceability or infringement of any Patent Rights, such claim shall not be required to be submitted to arbitration hereunder and shall be resolved by a court of competent jurisdiction. The costs of the arbitration shall be shared equally by the parties.

IN WITNESS WHEREOF, the parties have cause this Agreement to be executed as of the day and year first written above.

PDT, INC.

By  /s/  DAVID E. MAI
  ---------------------------------
Title:  President

PHARMACIA & UPJOHN AB

By  /s/  GORAN PETTERSON                    By  /s/  MATS LIDGARD
  ---------------------------------           --------------------------------
Title: VP Ophthalmology                     Title: VP Legal Affairs

                                 SCHEDULE 4.02
                                    TO THE
                          LIGHT DEVICE SUPPLY AGREEMENT
                                    between
                                   PDT, INC.
                                      and
                             PHARMACIA & UPJOHN AB
                             dated Effective Date


                                TRANSFER PRICE

     With reference to Section 4.02 of the above Agreement the parties agree that the transfer prices for SnET2 Light Devices provided by PDTI are as follows:

     1. LIGHT SOURCES. The transfer price from PDTI to P&U shall be ***** of PDTI's list price.

     2. DISPOSABLE DEVICES. The transfer price from PDTI to P&U shall be ***** of PDTI's list price.


     Per Section 4.07, PDTI shall cause each Light Device Provider to provide high quality and competitively priced SnET2 Light Devices and to meet the market demand for such devices.


















     *****Confidential Treatment Requested